Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors of
Biostar Pharmaceuticals, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (and the Propectus included therewith), to be filed on December 18, 2013, of Biostar Pharmaceuticals, Inc. of our report dated March 27, 2012 (except for Note 6 to the consolidated financial statements which as of April 11, 2013) and had been included in the Annual Report on the Form 10-K of Biostar Pharmaceuticals, Inc. for the year ended December 31, 2012 as filed with the U.S. Securities and Exchange Commission on April 15, 2013.

/s/ Mazars CPA Limited
Certified Public Accountants
Hong Kong

December 19, 2013